SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT ("Agreement") is entered into this 18th day of October, 2010 by and between CRP HOLDINGS PARK CENTER, LLC (“CRP”) and STEELCLOUD, INC. (“SteelCloud”).

W I T N E S S E T H:

WHEREAS, CRP, as landlord, and SteelCloud, as tenant, were parties to a Sublease dated September 28, 2004 (the “Sublease”), which Sublease incorporates a Deed of Lease dated August 13, 1999 (the “Master Lease”) as Exhibit A to the Sublease, which Sublease was assigned to CRP pursuant to a Commercial Lease dated December 17, 2008 (the “Restated Lease” and collectively with the Sublease and Master Lease, the “LEASE”), and pursuant to which SteelCloud leased that nonresidential real property and improvements located at 14040 Park Center Road, Suite 210, Herndon, VA  20171 (the “Premises), which Premises is located within Fairfax County.

WHEREAS, after SteelCloud failed to pay in full the rent, additional rent and other charges that were due under the LEASE, CRP, as Plaintiff, filed a Summons for Unlawful Detainer against SteelCloud, as Defendant, which was assigned Case No. 09-7910 (the “Complaint”).

WHEREAS, pursuant to a Stipulation/Consent Order entered in the Complaint on May 22, 2009, SteelCloud consented to entry of a money judgment in favor of CRP and against SteelCloud in the amount of $168,637.96 (with interest accruing thereon at the LEASE rate of eighteen percent (18%) per annum), plus attorneys’ fees and expenses in the amount of $7,000.00 and court costs of $41.00 (collectively, the “Money Judgment”), and to the entry of a judgment for possession of the Premises in favor of CRP and against the SteelCloud.

WHEREAS, SteelCloud has vacated the Premises and paid $30,000.00 towards the Money Judgment, reducing the Money Judgment to $145,678.96 with interest accruing thereon at the rate of eighteen percent (18%) interest per annum from May 22, 2009.

WHEREAS, as of September 10, 2010, $26,222.21 in interest had accrued on the judgment amount making the balance due with interest a total of $171,901.17 as of such date, and interest continues to accrue.

WHEREAS, CRP has filed a Summons to Answer Interrogatories to further pursue enforcement of the Money Judgment, with a return date of November 18, 2010.

WHEREAS, CRP has filed a Suggestion for Summons in Garnishment against Capital One Bank, Bank of America, and Wells Fargo Advisors t/a Wachovia, with scheduled return dates of November 18, 2010

WHEREAS, SteelCloud has agreed to make a lump sum payment to CRP in exchange for SteelCloud’s agreement to dismiss the pending garnishments and to mark the Money Judgment as satisfied.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties agree as follows:

1. Recitals.  The recitals at the beginning of this Agreement are part of the understanding between the parties and are incorporated in this agreed settlement between them.

2. Payment.  In consideration of this Agreement, SteelCloud agrees to pay to CRP by wire transfer to CRP’s bank account the sum of One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00) (“Settlement Amount”).  Such wire transfer shall be received by CRP by no later than Wednesday, October 20, 2010.  TIME IS OF THE ESSENCE.

3. Satisfaction of Money Judgment.  Provided that SteelCloud timely remits the Settlement Amount payment pursuant to pursuant to the preceding paragraph, CRP shall, within 5 days of the date of receipt of the Settlement Amount, dismiss without prejudice the Summons to Answer Interrogatories and all pending garnishment summonses.  Provided that SteelCloud timely remits the Settlement Amount payment pursuant to the preceding paragraph and provided further that SteelCloud is not the subject of a voluntary or involuntary petition in bankruptcy or of a liquidation or receivership proceeding in state court (collectively, a “Bankruptcy”) within ninety (90) days from the date of CRP’s receipt of the aforementioned payment, then CRP agrees to file a Praecipe/Notice marking the Money Judgment as settled/satisfied, but only after ninety-one (91) days have elapsed from CRP’s receipt of the aforementioned Settlement Amount payment AND SteelCloud is not the subject of a Bankruptcy.

4. Bankruptcy.  Notwithstanding anything in this Agreement to the contrary, should SteelCloud (or any person or entity making payment of the Settlement Amount on SteelCloud’s behalf hereunder) be the subject of a Bankruptcy, and should CRP be required to return all or any part of the Settlement Amount payable under this Agreement (whether as a preferential transfer or otherwise, and whether by court order, settlement or otherwise), then, and in that event, it is hereby acknowledged and agreed that (i) CRP’s agreement to mark the Money Judgment as settled/satisfied as provided for in Paragraph 3 above shall be of no effect; and (ii) CRP’s claim in any such Bankruptcy proceeding(s) shall not be limited to the face amount of the Settlement Amount nor otherwise diminished by reason of CRP’s execution of this Agreement, but, rather, at CRP’s option, shall be calculated as if to include the Money Judgment and any other amounts due or which would have become due under the LEASE for the balance of the term thereof (less a credit for any portion of the Settlement Amount received and retained by CRP hereunder).

5. SteelCloud Release.  Except for the obligations of CRP hereunder, SteelCloud and its past, present, and future principals, partners, joint venturers, officers, directors, employees, agents (including attorneys), subsidiaries, affiliates, predecessors and successors in interest, receivers, transferees, and assigns hereby release and forever discharge CRP, its past, present, and future principals, partners, joint venturers, officers, directors, employees, agents (including attorneys), subsidiaries, affiliates, predecessors and successors in interest, receivers, transferees, and assigns (collectively the "Related Parties"), of and from any and all obligations, debts, demands, actions, causes of action, claims, suits, accounts, covenants, contracts, agreements, damages, and any and all demands and liabilities whatsoever of every name and nature, known and unknown, both in law and in equity, which SteelCloud now has or ever had against CRP and/or the Related Parties that arise from or are in any manner related to or connected with the Lease, the Stipulation/Consent Order, the Premises, and/or the SteelCloud’s use and occupancy of the Premises, except for third party claims that arose on or before May 22, 2009.

6. CRP Release.  Provided that SteelCloud timely remits the Settlement Amount payment pursuant to this Agreement and provided further that SteelCloud is not the subject of a voluntary or involuntary petition in bankruptcy or of a liquidation or receivership proceeding in state court (collectively, a “Bankruptcy”) within ninety (90) days from the date of CRP’s receipt of the aforementioned payment, then except for the obligations of SteelCloud hereunder, CRP and its past, present, and future principals, partners, joint venturers, officers, directors, employees, agents (including attorneys), subsidiaries, affiliates, predecessors and successors in interest, receivers, transferees, and assigns hereby release and forever discharge SteelCloud, its past, present, and future principals, partners, joint venturers, officers, directors, employees, agents (including attorneys), subsidiaries, affiliates, predecessors and successors in interest, receivers, transferees, and assigns (collectively the "SteelCloud Related Parties"), of and from any and all obligations, debts, demands, actions, causes of action, claims, suits, accounts, covenants, contracts, agreements, damages, and any and all demands and liabilities whatsoever of every name and nature, known and unknown, both in law and in equity, which CRP now has or ever had against SteelCloud and/or the SteelCloud Related Parties that arise from or are in any manner related to or connected with the Lease, the Stipulation/Consent Order, the Premises, and/or the SteelCloud’s use and occupancy of the Premises, except for third party claims that arose on or before May 22, 2009.

7. Governing Law.  This Agreement and the performance of the parties hereunder shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia.

8. Jury Trial.  THE PARTIES AGREE TO, AND HEREBY WAIVE, ANY RIGHT TO A JURY TRIAL IN MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS AGREEMENT, OR THE CONSTRUCTION, INTERPRETATION, VALIDITY, OR PERFORMANCE THEREOF, AND/OR THE MATTERS RAISED HEREIN.  The parties acknowledge and agree that this provision is a specific and material aspect of this Agreement.

9. Representation.  In entering into this Agreement, the parties each represent that each party has relied upon the legal advice of their respective attorneys, who are the attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to each party by their attorneys, and that those terms were fully understood and voluntarily accepted by each party.

10. Time is of the Essence.  The parties agree that time is of the essence and that they will cooperate fully to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

11. Severability.  Nothing in this Agreement is believed to be contrary to law.  If it is determined that any provision is in violation of any law, that provision shall be revised to the extent necessary to make such provision(s) legal and enforceable, and the invalidity of any provision shall not invalidate this Agreement or its remaining provisions.  In such case, the Agreement shall be construed in such manner to give effect to the parties' intents and purposes in executing this Agreement to the full extent permitted by law.

12. Headings.  The paragraph headings contained herein have been inserted for convenience only and do not limit, define, or in any way affect the meaning or interpretation of the terms and conditions of this Agreement.

13. Negotiated Document.  The parties agree that this Agreement is a negotiated document and that, in any action arising out of the construction, interpretation, validity, or performance of this Agreement, it shall not be construed against the drafter.

14. Binding Effect of Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal and legal representatives, successors and assigns.

15. Entire Agreement.  This Agreement constitutes and contains the entire agreement and understanding concerning the subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.

16. Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Execution in such manner shall in no way affect or alter the validity of this Agreement or the rights and responsibilities of the parties thereto.

IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement under seal as of the date first above written.

WITNESS/ATTEST:	CRP HOLDINGS PARK CENTER, LLC

/s/ Natalie [illegible]	/s/ Jennifer Wren
(Corporate Seal)	Name: Jennifer Wren
Title: Vice President

WITNESS/ATTEST:	STEELCLOUD, INC.

/s/ Jeanine S. Carrigan	/s/ Brian H. Hajost
Name: Brian H. Hajost
Title: President & CEO

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